EXHIBIT 99.1
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For:  Frozen Food Express			From:  Mike Engleman
      Industries, Inc.                         Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                         11308 Valleydale
Company Contacts:					       Dallas, TX  75230
  Stoney M. (Mit) Stubbs, Jr. (CEO)            (214) 373-6464
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
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               Frozen Food Express Industries Announces
            Change in Management of Non-Freight Operations

	Dallas, Texas, November 14, 2003-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced that Lee Hassell, of Dallas, has been named president and chief operating officer of the company's wholly-owned subsidiary, AirPro Holdings, Inc.
	"Lee has been fixing problem companies for 20 years and we're excited to have him on board," said Stoney M. (Mit) Stubbs, Jr., FFEX chairman and chief executive officer. "I expect to see plenty of good results from Lee's turnaround expertise during the next 12 months."
	AirPro, which is engaged in the sale and service of air conditioning and refrigeration components, was part of W&B Refrigeration Service Company, a wholly-owned FFEX subsidiary, until W&B was sold in December of 2001. Since that sale, AirPro has incurred annual losses.

About FFEX
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 	Frozen Food Express Industries, Inc. (www.ffex.net) is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.
Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
	Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
	Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange
Commission.